Exhibit 99.1

News

For Immediate Release

EP Energy Provides 2018 Outlook Focused on Capital Efficiency and Improving Asset Value

HOUSTON, TEXAS, January 22, 2018—EP Energy Corporation (NYSE:EPE) today provided its outlook for 2018 with an increased focus on improving capital efficiency and asset value.

Key Highlights Include:

2017 Achievements

•                  New leadership team in place

•                  Expect to deliver within all 2017 guidance targets

•                  Preliminary 2017 production results of 82.3 thousand barrels of oil equivalent per day (MBoe/d), including 46.1 thousand barrels of oil production per day (MBbls/d)

•                  Entry into Eagle Ford acquisition and Altamont acreage divestiture

•                  Improved financial flexibility with extended debt maturity profile

2018 Outlook

•                  $600 million to $650 million of oil and gas expenditures, excluding acquisition capital

•                  81 MBoe/d to 87 MBoe/d of total equivalent production

•                  46 MBbls/d to 50 MBbls/d of oil production

•                  85 percent of 2018 estimated oil production volumes hedged with a floor of $58.46 per barrel of oil(1) — retain upside to higher oil prices

•                  55 percent of 2018 estimated natural gas production volumes hedged at an average price of $3.04 per MMBtu(1)

(1) Percent hedged based on midpoint of 2018 production guidance

“We are excited about our future as we look to build on our recent success and grow cash flows, reduce costs and improve capital efficiency,” said Russell Parker, president and chief executive officer of EP Energy Corporation. “In addition to hitting our targets in 2017, we increased our financial flexibility and established a solid path for further improvement to our balance sheet.  We have entered into the largest acquisition in our company’s history with a bolt on to our high-quality Eagle Ford position in a leverage neutral manner by divesting of a small portion of our

Altamont acreage.  During the year, we also entered into two drilling joint ventures, which increased capital efficiency.  We continue to explore opportunities within each program to further increase asset performance and returns.  As we look ahead, 2018 will be a year in which we blend fresh concepts and explore new opportunities across the company to drive higher value for all of our stakeholders.”

2017 Preliminary Results

EP Energy expects to achieve its 2017 production target with preliminary equivalent production of 82.3 MBoe/d, including 46.1 MBbls/d of oil production for the year ended December 31, 2017.   The company had approximately $700 million of liquidity at December 31, 2017 pro forma for the debt exchange completed in January 2018.

Hedge Program Update

EP Energy has a substantial portion of 2018 oil volumes hedged with a floor of $58.46 per barrel.  The company’s hedge structures allow for significant upside participation as WTI prices rise.  Approximately two-thirds of 2018 oil exposure is open to upward price moves above current strip.

A summary of the company’s 2018 and 2019 hedge positions is listed below:

	2018	2019

Oil volumes (MMBbls)	14.94	0.73
Average ceiling price ($/Bbl)	$63.96	$55.88
Average floor price ($/Bbl)	$58.46	$55.88

Natural gas volumes (TBtu)	25.55	7.30
Average ceiling price ($/MMBtu)	$3.04	$2.97
Average floor price ($/MMBtu)	$3.04	$2.97

Note:  Positions are as of January 10, 2018 (Contract months: January 1, 2018 - Forward).  If market prices settle at or below $50.00 in 2018, EPE will receive a “locked-in” cash settlement of the market price plus $10.00 per Bbl. As of December 31, 2017, the average forward price of oil was $59.31 per Bbl for 2018.

2018 Outlook

Capital Program

In 2018, EP Energy expects capital spending to range from $600 million to $650 million and meaningfully grow Adjusted EBITDAX(1).  Included in this range, the company has allocated approximately 10 percent of its spending for new concepts.  Approximately 50 percent of the company’s capital program is allocated to the Eagle Ford, 30 percent to the Permian and 20 percent to the Altamont.

(1) See non-GAAP terms for definition

Production Volumes

Equivalent production in 2018 is expected to range from 81 MBoe/d to 87 MBoe/d with 46 MBbls/d to 50 MBbls/d of oil production.

Operations

During 2018, EP Energy expects to run a five-rig program with one to two rigs in the Eagle Ford, one rig in the Permian and two rigs in the Altamont program.

In the Eagle Ford, the company maintains a highly efficient capital program.  In December 2017, the company announced an acquisition that will add current production volumes and expand its acreage position by 26 percent.  The transaction, which is expected to close in early February, will increase future drilling inventory across its large contiguous position and allow for operational synergies.

In the Permian, the company will continue to focus on improving well performance across its acreage and reducing operating costs.

In the Altamont, the company expects to continue its drilling joint venture and to expand its capital efficient recompletion program in 2018.

In 2018, EP Energy expects to increase cash flow(1) with increased capital efficiencies and reduced operating costs.  The table below summarizes the company’s operational and financial guidance for the year.

2018

Oil production (MBbls/d)	46 – 50
Total production (MBoe/d)	81 – 87

Oil & Gas Expenditures ($ million)(2),(3)	$600 - $650
Eagle Ford	~50%
Permian	~30%
Altamont	~20%

Average gross drilling rigs
Eagle Ford	1 – 2
Permian	1
Altamont	2

Operating Costs
Lease operating expense ($/Boe)	$5.00 - $5.70
G&A expense ($/Boe)	$2.90 - $3.25
Adjusted G&A expense ($/Boe)(4)	$2.30 - $2.60
Transportation and commodity purchases ($/Boe)	$3.15 - $3.45
Taxes, other than income ($/Boe)(5)	$2.50 - $2.60
DD&A ($/Boe)	$16.50 - $17.50

(1) Defined as Adjusted EBITDAX less oil & gas expenditures, excluding acquisition capital.

(2) Includes ~$135 million non-drill capital including; ~$55 million for general equipment, ~$30 million for capitalized G&A and interest, ~$25 million for enhanced facility projects, ~$10 million for EOR projects, and ~$15 million for leasing and seismic, and excludes net acquisition costs and divestiture proceeds of ~$57 million.

(3) Altamont capital includes ~100 recompletions for $50 million.

(4) Adjusted G&A represents G&A expense less approximately $0.60-$0.65 per BOE of non-cash compensation expense.

(5) Severance taxes are based on $55/Bbl WTI

Webcast Information

EP Energy has scheduled a webcast at 10 a.m. Eastern Time, 9 a.m. Central Time, on January 23, to discuss its 2018 Outlook.  The webcast may be accessed online through the company’s website at epenergy.com in the Investor Center.  A limited number of telephone lines will be available to participants by dialing 888-317-6003 (conference ID# 4247904) 10 minutes prior to the start of the webcast.  A replay of the webcast will be available through February 23, 2018 on the company’s website in the Investor Center.

About EP Energy

The EP Energy team is driven to deliver superior returns for our investors by developing the oil and natural gas that feeds America’s growing energy needs. The company focuses on enhancing the value of its high quality asset portfolio, increasing capital efficiency, maintaining financial flexibility, and pursuing accretive acquisitions and divestitures.  EP Energy is working to set the standard for efficient development of hydrocarbons in the U.S.  Learn more at epenergy.com.

Disclosure of Non-GAAP Financial Measures

The Securities and Exchange Commission’s Regulation G applies to any public disclosure or release of material information that includes a non-GAAP financial measure. In the event of such a disclosure or release, Regulation G requires (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.

Non-GAAP Terms

EBITDAX is defined as net income (loss) plus interest and debt expense, income taxes, depreciation, depletion and amortization and exploration expense. Adjusted EBITDAX is defined as EBITDAX, adjusted as applicable in the relevant period for the net change in the fair value of derivatives (mark-to-market effects of financial derivatives, net of cash settlements and cash premiums related to these derivatives), the non-cash portion of compensation expense (which represents non-cash compensation expense under these programs adjusted for cash payments made under these plans), transition, restructuring and other costs that affect comparability, gains and losses on extinguishment/modification of debt and impairment charges.

EBITDAX and Adjusted EBITDAX are used by management and we believe provide investors with additional information (i) to evaluate our ability to service debt adjusting for items required or permitted in calculating covenant compliance under our debt agreements, (ii) to provide an important supplemental indicator of the operational performance of our business without regard to financing methods and capital structure, (iii) for evaluating our performance relative to our peers, (iv) to measure our liquidity (before cash capital requirements and working capital needs)

and (v) to provide supplemental information about certain material non-cash and/or other items that may not continue at the same level in the future. In addition, the company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry.

EBITDAX and Adjusted EBITDAX have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.  EBITDAX and Adjusted EBITDAX should not be used as an alternative to net income (loss), operating income (loss), operating cash flows or other measures of financial performance or liquidity presented in accordance with GAAP.  Our presentation of EBITDAX and Adjusted EBITDAX may not be comparable to similarly titled measures used by other companies in our industry. Furthermore, our presentation of EBITDAX and Adjusted EBITDAX should not be construed as an inference that our future results will be unaffected by the items noted above or what we believe to be other unusual items, or that in the future we may not incur expenses that are the same as or similar to some of the adjustments in this presentation.

Adjusted general and administrative expenses are defined as general and administrative expenses excluding the non-cash portion of compensation expense which represents compensation expense under our long-term incentive programs adjusted for cash payments under these plans. This non-GAAP measure is used by management and investors as additional information as noted above and is subject to the same limitations of analytical tools as noted above and should not be considered as a GAAP substitute for general and administrative expense.

Cautionary Statement Regarding Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy. We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas, and NGL prices;  the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

Contact

Investor and Media Relations

Bill Baerg

713-997-2906

bill.baerg@epenergy.com